Prospect Energy Corporation Provides Senior Secured Convertible Debt Financing to Miller Petroleum, Inc.

NEW YORK, NY -- 05/09/2005 -- Prospect Energy Corporation (NASDAQ: PSEC), ("Prospect") announced today that it has agreed to provide $3.15 million of senior secured debt financing to Miller Petroleum, Inc. (OTC BB: MILL), ("Miller"), an oil and gas production company based in Huntsville, Tennessee.

Miller is a cash-flowing oil and natural gas company with 36,000 net acres under lease in the heart of Tennessee's prolific and hydrocarbon rich Appalachian Basin. Beginning in 1967, the Company's CEO, Deloy Miller, has built a successful track record spanning over thirty five years in this Basin's oil and gas industry. The Miller companies have drilled or serviced more than 65% of all the wells in Tennessee.

Miller's production and acreage position consists of the Jellico, Lindsay, Koppers North, Koppers South, and Harriman Fields. Miller currently has 46 producing wells. Prospect is investing $3.15 million of senior secured debt alongside $1.0 million from Petro Capital Advisors, LLC ("Petro Capital"), of Dallas, Texas. The funding will be utilized to repay existing debt and to fund additional development drilling. Prospect and Petro Capital will receive warrants in Miller as part of the investment.

"Miller's focus on long lived Appalachian natural gas reserves, which produce steady cash flow and strong collateral, makes Miller an ideal investment for Prospect," said David Belzer, a Prospect investment professional. "The Prospect team responded quickly to our funding needs, and we appreciate this responsiveness from an experienced and recognized financial partner," said Deloy Miller.

"Miller Exploration has extensive local basin experience, a fact that was a significant positive contributor to our funding decision," said Grier Eliasek, Prospect's President and COO. "This investment, together with our previously announced investments into Unity Virginia Holdings and Stryker Energy, shows that Appalachia is an important area of focus for Prospect, in addition to other geographies in the upstream and other sectors of the broader energy industry."

About Prospect Energy Corporation

Prospect Energy Corporation (www.prospectenergy.com) is a closed-end investment company that lends to and invests in energy-related businesses and assets. Prospect Energy's investment objective is to generate both current income and long-term capital appreciation through debt and equity investments. Since completing its initial public offering in July 2004, the company has invested in Gas Solutions, an East Texas gas gathering and processing business; Unity Virginia Holdings, a Virginia coal mining operator; Natural Gas Systems, a Texas-based oil and gas production company; Stryker Energy II, LLC, an Appalachian oil and gas production company based in Cleveland, Ohio; Whymore, a Kentucky coal mining operator; and Miller Petroleum, a Tennessee oil and gas production company.

About Miller Petroleum, Inc.

Miller is a cash-flowing oil and natural gas company with 36,000 net acres under lease in the heart of Tennessee's prolific and hydrocarbon rich Appalachian Basin. Beginning in 1967, the Company's CEO, Deloy Miller, has built a successful track record spanning over thirty five years in this Basin's oil and gas industry. The Miller companies have drilled or serviced more than 65% of all the wells in Tennessee.

Prospect Energy has elected to be treated as a business development company under the Investment Company Act of 1940 ("1940 Act"). Accordingly, we are required to comply with a series of regulatory requirements under the 1940 Act as well as applicable NASDAQ, state, and federal rules and regulations. In addition, we have elected to be treated as a regulated investment company under the Internal Revenue Code of 1986 ("Code"). The Code specifies certain quarterly asset diversification and annual source of income requirements. To the extent we remain in compliance with the applicable provisions of the Code, we will not be required to pay corporate-level taxes on any income that we earn. To the extent we do not qualify as elected, corporate-level taxes may be imposed upon our net income.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties, including, but not limited to, statements as to our future operating results; our business prospects and the prospects of our portfolio companies; the impact of investments that we expect to make; the dependence of our future success on the general economy and its impact on the industries in which we invest; the ability of our portfolio companies to achieve their objectives; our expected financings and investments; the adequacy of our cash resources and working capital; and the timing of cash flows, if any, from the operations of our portfolio companies.

We may use words such as "anticipates," "believes," "expects," "intends," "will," "should," "may," "hope" and similar expressions to identify forward-looking statements. Such statements are based on currently available operating, financial and competitive information and are subject to various risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations. Undue reliance should not be placed on such forward-looking statements as such statements speak only as of the date on which they are made. We do not undertake to update our forward-looking statements unless required by law.

Contact:

Please send investment proposals to:

Prospect Energy Corporation

John Barry
jbarry@prospectstreet.com
(212) 448-0702

Grier Eliasek
grier@prospectstreet.com
(212) 448-0702